Exhibit 99.1

**For Immediate Release**
For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Announces the Adoption of a New Stock Repurchase Program

Renton, Washington – May 22, 2017 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), announced that the Company's Board of Directors authorized the repurchase of up to 1,100,000 shares of the Company's common stock, or 10.0% of its outstanding shares.  The repurchase will be conducted by a pre-arranged stock trading plan for the purpose of repurchasing a limited number of shares of the Company's common stock in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.

Rule 10b5-1 allows a company to adopt a written, pre-arranged stock trading plan at a time when it does not have material, non-public information and avoid concerns about whether it had material, non-public information at the time of the repurchase transactions pursuant to the plan.

Repurchases under the Company's 10b5-1 plan will be administered through an independent broker. The plan will cover the repurchase of shares commencing no earlier than May 30, 2017, and expiring no later than November 30, 2017.  Repurchases are subject to SEC requirements as well as certain price, market volume, and timing constraints specified in the plan.

The Company recently repurchased 1,100,000 shares, or approximately 9.5%, of its common stock through a repurchase program, which ended on March 17, 2017.

"We are pleased to be in a position to continue to deploy excess capital by repurchasing additional shares, which is consistent with our long-term plan to enhance shareholder value," said Joseph W. Kiley III, President and Chief Executive Officer of the Company and the Bank.
First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its four full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.
Forward-looking statements:
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.  Such forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.